Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Stacy Perrus, +1 443 627 0563

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2020 RESULTS; PROVIDES 2021 GUIDANCE

●	2020 Revenues Decreased 3.2% on a Reported Basis and 2.3% on a Constant Currency Basis, In Line with Guidance

●	2020 GAAP Diluted Net Loss per Share of $0.02; Adjusted Earnings per Share of $1.67, Above Guidance

●	Other Key Metrics In-Line to Above Guidance

●	2021 Guidance Issued for New Nielsen; Consistent with Preliminary Outlook Communicated at 2020 Investor Day

●	Shareholder Approval Received for Proposed Sale of Global Connect; Transaction Expected to Close in Next 90 Days

New York, USA – February 25, 2021 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its fourth quarter and full year 2020 results. For the full year, revenues decreased 3.2% on a reported basis and decreased 2.3% on a constant currency basis, in line with guidance. Adjusted EBITDA, Adjusted EPS and Free Cash Flow all exceeded guidance. Nielsen also issued 2021 guidance for the New Nielsen, which adjusts for the planned sale of Global Connect.

David Kenny, Chief Executive Officer, commented, “Our solid results in 2020 reflect strong execution and the resiliency of Nielsen's business model. We acted swiftly to keep our people safe and healthy, and to mitigate the impact of the global pandemic on our operations. In parallel, we accelerated progress on our transformation, rationalizing our product portfolio including the planned sale of Global Connect, and aligning our product roadmap around two unique platforms for ads and for content. In December, we announced our plans to launch Nielsen One, a transformative cross-media solution to drive more comparable and comprehensive metrics across platforms. I am extremely proud of all that our teams accomplished during such unprecedented times.”

“We have now reached an inflection point and we are focused on driving new growth from new solutions and new customers. Our 2021 guidance issued today is consistent with the detailed plan we laid out for the New Nielsen at our Investor Day in December, and we are executing as we committed."

Fourth Quarter 2020 Results

●	Fourth quarter revenues were $1,672 million, down 1.1% on a reported basis, or 1.8% on a constant currency basis, compared to the prior year.
●	Nielsen Global Media revenues decreased 1.9% to $872 million on a reported basis, or 2.6% on a constant currency basis, compared to the prior year.
o

Audience Measurement revenues increased 0.2% on a reported basis, or a decrease of 0.2% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on sports and non-contracted revenue, and ongoing pressure in local television.

o

Plan/Optimize revenues decreased 6.8% on a reported basis, or 8.1% on a constant currency basis, primarily reflecting the continued impact of the COVID-19 pandemic on sports, Gracenote auto and short-cycle revenue.

●	Nielsen Global Connect revenues decreased 0.2% to $800 million on a reported basis, or 0.9% on a constant currency basis, compared to the prior year.
o	Measure revenues increased 0.4% on a reported basis, or a decrease of 0.2% on a constant currency basis, reflecting a modest but lessening impact of the COVID-19 pandemic.
o

Predict/Activate revenues decreased 1.6% on a reported basis, or 2.3% on a constant currency basis, reflecting the impact of the COVID-19 pandemic, particularly in custom insights, partially offset by the January 2020 acquisition of Precima.

●

Net income for the fourth quarter was $35 million, compared to a net loss of $109 million in the fourth quarter of 2019. Net income per share on a diluted basis for the fourth quarter was $0.10, compared to a net loss per share on a diluted basis of $0.31 for the fourth quarter of 2019. During the fourth quarter of 2020, Nielsen recorded a non-cash charge of $131 million, or $0.36 per share, related to impairment of intangible assets. During the fourth quarter of 2019, Nielsen settled certain pension plans obligations and recorded a non-cash charge of $170 million, or $0.48 per share.

●	Adjusted earnings per share was $0.53 for the fourth quarter, compared to adjusted earnings per share of $0.41 in the prior year period, with higher adjusted EBITDA.

●	Adjusted EBITDA for the fourth quarter was $560 million, or up 13.8% on a reported and constant currency basis, compared to the prior year.
●

Adjusted EBITDA margin increased 439 basis points to 33.5% on a reported basis, or an increase of 458 basis points on a constant currency basis, compared to the prior year, reflecting temporary actions taken in response to the COVID-19 pandemic and the benefit of permanent cost actions from the optimization plan, partially offset by revenue pressures in both segments from the COVID-19 pandemic.

Full Year 2020 Results

●	2020 revenues were $6,290 million, down 3.2% on a reported basis, or 2.3% on a constant currency basis, compared to the prior year.
●	Nielsen Global Media revenues decreased 2.3% to $3,361 million on a reported and constant currency basis, compared to the prior year.
o

Audience Measurement revenues decreased 0.6% on a reported basis, or 0.5% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on sports and non-contracted revenue and pressure in local television.

o

Plan/Optimize revenues decreased 6.6% on a reported basis, or 6.7% on a constant currency basis, primarily reflecting the impact of the COVID-19 pandemic on sports, Gracenote auto and short-cycle revenue.

●	Nielsen Global Connect revenues decreased 4.2% to $2,929 million on a reported basis, or 2.4% on a constant currency basis, compared to the prior year.
o	Measure revenues decreased 4.1% on a reported basis, or 2.0% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on retail measurement services.
o

Predict/Activate revenues decreased 4.5% on a reported basis, or 3.4% on a constant currency basis, reflecting the impact of the COVID-19 pandemic, partially offset by the January 2020 acquisition of Precima.

●

Net loss for the year was $6 million, compared to net loss of $415 million in 2019. Net loss per share on a diluted basis was $0.02, compared to net loss per share on a diluted basis of $1.17 in 2019. During 2020, Nielsen recorded impairment charges of $184 million primarily related to impairment of intangible assets, or $0.52 per share. Net loss was also impacted by higher depreciation and amortization expense and higher restructuring charges. Net loss decreased as compared to the prior year as during 2019, Nielsen recorded an impairment charge of $1,004 million, or $2.82 per share, related to the writedown of goodwill in the Connect segment as a result of the interim impairment assessment, as well as the settlement of certain pension plans obligations resulting in a non-cash charge of $170 million, or $0.48 per share.

●

Adjusted net earnings per share was $1.67, compared to $1.80 in the prior year and was above our guidance range of $1.54-$1.62 per share for the year. This reflected higher depreciation and amortization versus 2019, partially offset by higher adjusted EBITDA and lower interest expense.

●	Adjusted EBITDA for the full year was $1,882 million, an increase of 1.6% compared to the prior year on a reported basis, or 2.7% on a constant currency basis.
●

Adjusted EBITDA margin increased 140 basis points to 29.9% on a reported basis, or an increase of 147 basis points on a constant currency basis, compared to the prior year, as productivity initiatives were more than offset by investments in growth initiatives.

Financial Position

●	As of December 31, 2020, Nielsen’s cash and cash equivalents were $610 million and gross debt was $8,307 million.
●	Net debt (gross debt less cash and cash equivalents) was $7,697 million and Nielsen’s net debt leverage ratio was 4.09x at the end of the year compared to 4.24x at the end of 2019.
●

Cash flow from operations decreased to $999 million for the full year of 2020, from $1,066 million in the prior year. Cash flow performance was primarily driven by higher employee annual incentive payments, higher restructuring payments, and separation-related payments, partially offset by working capital timing and lower income tax and interest payments during the year ended December 31, 2020.

●	Cash taxes were $189 million for the full year of 2020, compared to $224 million in the prior year.
●	Net capital expenditures were $519 million for the full year of 2020 and 2019.
●	Free cash flow was $480 million, or $598 million excluding separation-related cost cash flows, for the full year of 2020, compared to $547 million in the prior year.

Dividend

On February 4, 2021, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The dividend is payable on March 18, 2021 to shareholders of record at the close of business on March 4, 2021.

2021 New Nielsen Full Year Guidance

The Company is providing full year 2021 guidance for the New Nielsen, which adjusts for the proposed sale of Global Connect, as highlighted below. Revenue growth estimates compare to 2020 reported Media segment revenue.

●	Total revenue growth on a constant currency basis: +2.0% to 3.0%
●	Organic revenue growth on a constant currency basis: +3.5% to 4.5%
●	Adjusted EBITDA margin: 42.25% - 42.5%
●	Adjusted EBITDA: $1,460 million - $1,480 million
●	Adjusted earnings per share: $1.43 - $1.54
●	Free cash flow: $580 - $630 million

These estimates exclude $220 - $240 million of separation-related costs related to the anticipated closing of the proposed sale of Connect.

2021 New Nielsen Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs.

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis and organic constant currency for our 2021 guidance:

(IN MILLIONS)	2021 Guidance		% Variance Constant Currency	2020 Revenue Constant Currency
Total Revenue - Reported	$	~3,475	+2.0% - 3.0%	$	~3,390
Total Revenue - Organic	$	~3,475	+3.5% - 4.5%	$	~3,340

The below table presents a reconciliation from Net Income/(Loss) to Adjusted EBITDA for our 2021 guidance:

(IN MILLIONS)
Net income/(Loss)	$335 - $365
Interest expense, net	~300
Provision/(benefit) for income taxes	~130
Depreciation and amortization	~575
Restructuring charges	~30
Share-based compensation expense and Other	~90
Adjusted EBITDA	$1,460 – $1,480

The below table presents a reconciliation from Net Income/(Loss) Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2021 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income/(loss) attributable to Nielsen shareholders	$320 - $350
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~150
Restructuring charges	~30
Share-based compensation expense and Other	~90
Tax effect of above items	~(70)
Adjusted earnings	$515 - $555
Adjusted earnings per share	$1.43 – $1.54

The below table presents a reconciliation from New Nielsen Net Cash Provided by Operating Activities to Free Cash Flow for our 2021 guidance as if the sale occurred as of January 1, 2020. This excludes Global Connect and the $220 - $240 million of separation-related costs.

(IN MILLIONS)
Net cash provided by operating activities	$885 - $935
Less: Capital expenditures, net	~(305)
Free cash flow	$580 - $630

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on February 25, 2021. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-833-502-0473. Callers outside the U.S. can dial +1-236-714-2183. Please note that the conference ID is required to access this call; the conference ID is 4655897.

A replay of the event will be available on Nielsen’s Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. ET, February 25, 2021, until 11:59 p.m. ET, March 4, 2021. The replay can be accessed from within the U.S. by dialing +1-800-585-8367. Other callers can access the replay at +1-416-621-4642. The replay pass code is 4655897.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed sale by Nielsen of our Global Connect business to affiliates of Advent International Corporation (the “proposed transaction”), those set forth above under “2021 New Nielsen Full Year Guidance,” those related to the impact of the recent coronavirus (COVID-19) pandemic on our business as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen's business, the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement entered into pursuant to the proposed transaction (the “Agreement”), the risk that the parties to the Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to the disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Nielsen’s ordinary shares, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Nielsen to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees and other business relationships and on our operating results and business generally, the risk the pending proposed transaction could distract management of Nielsen, the failure of our new business strategy in accomplishing our objectives, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and  other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this communication, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what's happening now, what's happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in over 90 countries, covering more than 90% of the world's population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, and our social media accounts: Twitter at http://twitter.com/Nielsen, LinkedIn at https://www.linkedin.com/company/nielsen/, Facebook at https://www.facebook.com/Nielsen/ and Instagram at

https://www.instagram.com/lifeatnielsen/.

Results of Operations—(Three and Twelve Months Ended December 31, 2020 and 2019)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019	2020	2019
Revenues	$1,672	$1,691	$6,290	$6,498
Cost of revenues	712	734	2,760	2,822
Selling, general and administrative expenses	455	499	1,872	1,929
Depreciation and amortization (1)	209	206	864	756
Impairment of goodwill and other long-lived assets	131	-	184	1,004
Restructuring charges	(1)	28	144	80
Operating income/(loss)	166	224	466	(93)
Interest income	1	2	2	6
Interest expense	(94)	(98)	(371)	(397)
Foreign currency exchange transaction gains/(losses), net	(3)	-	(9)	(10)
Other income/(expense), net	(9)	(171)	(14)	(169)
Income/(loss) from continuing operations before income taxes and equity in net income/(loss) of affiliates	61	(43)	74	(663)
Benefit/(provision) for income taxes	(25)	(65)	(67)	260
Net income/(loss)	36	(108)	7	(403)
Net income/(loss) attributable to noncontrolling interests	1	1	13	12
Net income/(loss) attributable to Nielsen shareholders	$35	$(109)	$(6)	$(415)
Net income/(loss) per share of common stock, basic
Net income/(loss) attributable to Nielsen shareholders	$0.10	$(0.31)	$(0.02)	$(1.17)
Net income/(loss) per share of common stock, diluted
Net income/(loss) attributable to Nielsen shareholders	$0.10	$(0.31)	$(0.02)	$(1.17)
Weighted-average shares of common stock outstanding, basic	357,449,688	356,058,045	356,860,635	355,731,862
Dilutive shares of common stock	2,130,175	-	-	-
Weighted-average shares of common stock outstanding, diluted	359,579,863	356,058,045	356,860,635	355,731,862

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $47 million and $197 million, respectively, for the three and twelve months ended December 31, 2020 and $49 million and $205 million, respectively, for the three and twelve months ended December 31, 2019.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$610	$454
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $41 and $28 as of December 31, 2020 and December 31, 2019, respectively	1,154	1,103
Prepaid expenses and other current assets	460	420
Total current assets	2,224	1,977
Non-current assets
Property, plant and equipment, net	447	466
Operating lease right-of-use asset	378	393
Goodwill	6,040	5,993
Other intangible assets, net	4,470	4,881
Deferred tax assets	281	276
Other non-current assets	295	333
Total assets	$14,135	$14,319
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$1,209	$1,182
Deferred revenues	370	345
Income tax liabilities	42	60
Current portion of long-term debt, finance lease obligations and short-term borrowings	293	914
Total current liabilities	1,914	2,501
Non-current liabilities
Long-term debt and finance lease obligations	8,014	7,395
Deferred tax liabilities	953	1,052
Operating lease liabilities	358	370
Other non-current liabilities	653	613
Total liabilities	11,892	11,931
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 357,678,263 and 356,158,879 shares issued and 357,644,935 and 356,149,883 shares outstanding at December 31, 2020 and December 31, 2019, respectively	32	32
Additional paid-in capital	4,340	4,378
Retained earnings/(accumulated deficit)	(1,216)	(1,210)
Accumulated other comprehensive loss, net of income taxes	(1,105)	(1,005)
Total Nielsen shareholders’ equity	2,051	2,195
Noncontrolling interests	192	193
Total equity	2,243	2,388
Total liabilities and equity	$14,135	$14,319

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	December 31,
(IN MILLIONS)	2020	2019
Operating Activities
Net income/(loss)	$7	$(403)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	53	50
Deferred income tax	(69)	5
Currency exchange rate differences on financial transactions and other (gains)/losses	23	178
Equity in net loss of affiliates, net of dividends received	-	1
Depreciation and amortization	864	756
Impairment of goodwill and other long-lived assets	184	1,004
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(28)	4
Prepaid expenses and other assets	138	64
Accounts payable and other current liabilities and deferred revenues	(38)	(20)
Other non-current liabilities	(95)	(95)
Interest payable	13	11
Income taxes	(53)	(489)
Net cash provided by/(used in) operating activities	999	1,066
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(30)	(61)
Proceeds from the sale of subsidiaries and affiliates, net	13	17
Additions to property, plant and equipment and other assets	(86)	(116)
Additions to intangible assets	(433)	(403)
Other investing activities	(1)	(19)
Net cash provided by/(used in) investing activities	(537)	(582)
Financing Activities
Net borrowings under revolving credit facility	—	—
Proceeds from issuances of debt, net of issuance costs	2,971	—
Repayment of debt	(3,092)	(57)
Cash dividends paid to shareholders	(86)	(395)
Activity from share-based compensation plans	(12)	(8)
Proceeds from employee stock purchase plan	3	4
Finance leases	(60)	(60)
Other financing activities	(31)	(28)
Net cash provided by/(used in) financing activities	(307)	(544)
Effect of exchange-rate changes on cash and cash equivalents	1	(10)
Net increase/(decrease) in cash and cash equivalents	156	(70)
Cash and cash equivalents at beginning of period	454	524
Cash and cash equivalents at end of period	$610	$454
Supplemental Cash Flow Information
Cash paid for income taxes	$(189)	$(224)
Cash paid for interest, net of amounts capitalized	$(358)	$(386)

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance.  These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and twelve months ended December 31, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2020 Reported	Three Months Ended December 31, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended December 31, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Three Months Ended December 31, 2020 Organic	Three Months Ended December 31, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$548	$546	0.4%	$549	(0.2)%	$548	$548	0.0%
Predict/Activate	252	256	(1.6)%	258	(2.3)%	229	247	(7.3)%
Connect	$800	$802	(0.2)%	$807	(0.9)%	$777	$795	(2.3)%

Audience Measurement	$624	$623	0.2%	$625	(0.2)%	$624	$623	0.2%
Plan/Optimize	248	266	(6.8)%	270	(8.1)%	246	263	(6.5)%
Media	$872	$889	(1.9)%	$895	(2.6)%	$870	$886	(1.8)%
Total	$1,672	$1,691	(1.1)%	$1,702	(1.8)%	$1,647	$1,681	(2.0)%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2020 Reported	Twelve Months Ended December 31, 2019 Reported	% Variance 2020 vs. 2019 Reported	Twelve Months Ended December 31 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Twelve Months Ended December 31, 2020 Organic	Twelve Months Ended December 31, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$2,073	$2,161	(4.1)%	$2,115	(2.0)%	$2,073	$2,114	(1.9)%
Predict/Activate	856	896	(4.5)%	886	(3.4)%	768	868	(11.5)%
Connect	$2,929	$3,057	(4.2)%	$3,001	(2.4)%	$2,841	$2,982	(4.7)%

Audience Measurement	$2,455	$2,471	(0.6)%	$2,468	(0.5)%	$2,455	$2,463	(0.3)%
Plan/Optimize	906	970	(6.6)%	971	(6.7)%	897	946	(5.2)%
Media	$3,361	$3,441	(2.3)%	$3,439	(2.3)%	$3,352	$3,409	(1.7)%
Total	$6,290	$6,498	(3.2)%	$6,440	(2.3)%	$6,193	$6,391	(3.1)%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2020 Reported	Three Months Ended December 31, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended December 31, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$35	$(109)	132.1%	$(127)	127.6%

Adjusted EBITDA	$560	$492	13.8%	$492	13.8%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2020 Reported	Twelve Months Ended December 31, 2019 Reported	% Variance 2020 vs. 2019 Reported	Twelve Months Ended December 31, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(6)	$(415)	98.6%	$(469)	98.7%

Adjusted EBITDA	$1,882	$1,853	1.6%	$1,832	2.7%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Separation-related costs: To measure operating performance, we exclude certain separation-related costs that would not be incurred if we were not undertaking a separation of our Global Connect business from Global Media and positioning Global Connect and Global Media to operate as two independent companies. These costs include: third-party advisor costs, tax friction, technology related spend, and incremental costs of beginning to operate as two independent companies. We believe that exclusion of these costs will allow users of our financial statements to better understand our financial performance in 2020.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature and separation-related costs, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net income/(loss) attributable to Nielsen shareholders	$35	$(109)	$(6)	$(415)
Interest expense, net	93	96	369	391
(Benefit)/provision for income taxes	25	65	67	(260)
Depreciation and amortization	209	206	864	756
EBITDA	362	258	1,294	472
Other non-operating expense, net (a)	13	172	36	191
Restructuring charges	(1)	28	144	80
Impairment of goodwill and other long-lived assets	131	-	184	1,004
Share-based compensation expense	9	11	53	50
Separation related costs(b)	32	-	123	-
Other items(c)	14	23	48	56
Adjusted EBITDA	$560	$492	$1,882	$1,853
(a)	For the three and twelve months ended December 31, 2019, other non-operating expense, net includes $170 million of expenses related to the settlement of certain pension plans obligations.
(b)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

(c)

For the three and twelve months ended December 31, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and twelve months ended December 31, 2019, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net income/(loss) attributable to Nielsen shareholders per share of common stock, diluted	$0.10	$(0.31)	$(0.02)	$(1.17)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.13	0.14	0.55	0.58
Restructuring	0.00	0.08	0.40	0.22
Impairment of goodwill and other long-lived assets	0.36	-	0.52	2.82
Share-based compensation	0.03	0.03	0.15	0.14
Other non-operating (income)/expense, net (a)	0.03	0.48	0.06	0.50
Separation related costs(b)	0.09	-	0.35	-
Other items (c)	0.04	0.06	0.13	0.16
Tax effect of above items	(0.15)	(0.07)	(0.49)	(0.31)
Discrete tax (benefit)/provision	(0.09)	-	0.01	(1.14)
Adjusted earnings per share	$0.53	$0.41	$1.67	$1.80

(a)	For the three and twelve months ended December 31, 2019, other non-operating expense, net includes $0.48 of expenses related to the settlement of certain pension plans obligations.
(b)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

(c)

For the three and twelve months ended December 31, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and twelve months ended December 31, 2019, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow, and free cash flow, excluding separation-related cost cash flows:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net cash provided by operating activities	$337	$470	$999	$1,066
Less: Capital expenditures, net	(174)	(177)	(519)	(519)
	$163	$293	$480	$547
Separation-related costs cash flows	62	-	118	-
Free cash flow, excluding separation-related cost cash flows	$225	$293	$598	$547

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2020	$8,307
Less: Cash and cash equivalents as of December 31, 2020	(610)
Net debt as of December 31, 2020	$7,697
Adjusted EBITDA for the year ended December 31, 2020	$1,882
Net debt leverage ratio as of December 31, 2020	4.09x